Exhibit 10.24

BG LLH, LLC

801 Montgomery Street, Floor 5

San Francisco, CA 94133

April 12, 2023

Rob Crisci

Re:	Class B Units in BG LLH, LLC

Dear Rob,

You are acquiring 111,111 Class B Units of BG LLH, LLC, a Delaware limited liability company (the “Company,” and such units, the “Class B Units”), in connection with your employment with Lineage Logistics Holdings, LLC, a Delaware limited liability company (“LLH”), on the terms and subject to the conditions set forth in the Company’s governing limited liability company agreement, as amended or as otherwise modified from time to time (the “LLC Agreement”), and a Restricted Unit Issuance Agreement between you and the Company (the “Grant Agreement”).

In connection with the Company’s issuance to you of the Class B Units, the Company agrees to work with you in good faith to help you find a way to meet your future tax liabilities with respect to the Class B Units as they vest, subject to compliance with applicable law and compliance with the policies of the Company, LLH and their respective affiliates, in each case as may be amended from time to time. Notwithstanding the foregoing, nothing in this letter shall obligate the Company to take any action, or any specific action, with respect to your tax liabilities in respect of the Class B Units.

The foregoing supplements the terms applicable to the Class B Units as set forth in the LLC Agreement and the Grant Agreement and only supplements such terms as between you and the Company and as specifically set forth in this letter. The foregoing is solely undertaken by the Company and does not modify or override any terms set forth in your employment agreement with LLH or the Grant Agreement (including any terms applicable to the Class B Units or the vesting thereof) or any other agreement between you and LLH or any other person or entity.

BG LLH, LLC

By:	Bay Grove Management Company, LLC, its Manager

By:	/s/ Adam Forste
Name:	Adam Forste
Title:	Manager